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                                  EXHIBIT 23.1

    REPORT ON FINANCIAL STATEMENT SCHEDULE AND INDEPENDENT AUDITORS' REPORT

The Board of Directors
of Synopsys, Inc.:

     The audits referred to in our report dated October 17, 1997, included the related financial statement schedule as of September 30, 1996 and 1997, and for each of the years in the three-year period ended September 30, 1997, are incorporated by reference in the Annual Report on Form 10-K. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all respects, the information set forth therein.

     We consent to the incorporation by reference in Registration Statement Nos. 33-82804, 33-78560, 33-76206, 33-92144, 333-04410 and 333-22663 on Form S-8 of
Synopsys, Inc. of our reports dated October 17, 1997, relating to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of as of September 30, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, and the related schedule, which report appears in the September 30, 1997 Annual Report on Form 10-K of Synopsys, Inc.

KPMG Peat Marwick LLP

Palo Alto, California
December 1, 1997